Exhibit 99.1

EXTENDED STAY AMERICA ANNOUNCES RESIGNATION OF CHIEF MARKETING OFFICER

CHARLOTTE, N.C. – September 8, 2016 – Extended Stay America announced today that it had accepted the resignation of Chief Marketing Officer Tom Seddon. Mr. Seddon, 48, is leaving to pursue a Masters degree in Data Science at UC Berkeley. He joined the Company in April 2012 and was part of taking the company public in November 2013.

CEO Gerry Lopez said “Over the past four and half years Tom has played a critical role in the success of our major initiatives – consolidating and repositioning the brand, renovating our hotels, adding revenue management, building a loyalty platform and transforming our sales team. This has powered our RevPAR and EBITDA performance and set a strong foundation for our future growth, as we laid out at our recent Investor Day. One of my management mantras is ‘leave things better than you found them’ and Tom has certainly done that, and more.

This is a bold move for Tom to make, but those who know him will appreciate what a perfect decision it is.”

Mr. Seddon said ‘I’ve really enjoyed being part of the revival of the company over the last four and a half years, being a member of a great management team, and I’m convinced that the future of the business is even brighter’.

The company also announced that Tom Buoy, EVP Revenue Management, will be joining the Executive team, reporting directly to Gerry and taking on additional responsibilities for ecommerce and marketing communications. Tom Bardenett, Chief Operating Officer, will be taking on additional responsibility for the Sales team.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, future performance, as such, may involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ from those projected in the forward-looking statements, possibly materially. For a description of factors that may cause actual results or performance to differ from any implied by forward-looking statements, please review the information under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in the combined annual report on Form 10-K of Extended Stay America, Inc. and ESH Hospitality, Inc. (collectively, the “Company”) filed with the SEC on February 23, 2016 and other documents of the Company on file with or furnished to the SEC. Any forward-looking statements made in this release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company, its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by the Company’s forward-looking statements.

About Extended Stay America

Extended Stay America, Inc., the largest owner/operator of company-branded hotels in North America, owns and operates 629 hotels in the U.S. and Canada comprising approximately 69,400 rooms and employs over 8,500 employees at its hotel properties and headquarters. The Company’s brand, Extended Stay America®, serves the mid-priced extended stay segment. Visit www.extendedstay.com for more information about the Company and its services.

Contacts

Investors:

Rob Ballew

(980) 345-1546

investorrelations@extendedstay.com

Media:

Terry Atkins

(980) 345-1648

tatkins@extendedstay.com